GMAC COMMERCIAL CREDIT LLC


July  28,  2000


Delta  Mills,  Inc.
100  Augusta  Street
Greenville,  SC  29601

     Re:     Letter  of  Credit  Fees
             ------------------------

Gentlemen:

     Reference is made to the Revolving Credit and Security Agreement in effect between us with an effective date of March 31, 2000, as supplemented and amended from time to time (the "Agreement"). Initially capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

     It is hereby agreed by and between us that the Agreement is hereby amended effective as of August 1, 2000, as follows:

     Section 3.2(a) of the Agreement is hereby deleted in its entirety and replaced by the following:

          "(a) Borrower shall pay to (i) Agent for the ratable benefit of Lenders a fee computed at a rate of one-eighth of one percent (1/8%) per month on the outstanding face amount of Letters of Credit during such month and (ii) Bank, for its own account, Bank's customary charges payable in connection with Letters of Credit as in effect from time to time (the "Letter of Credit Fees"). Such fees and charges shall be payable (x) in the case of any Letter of Credit (which is not a standby Letter of Credit), on its opening, (y) in the case of a standby Letter of Credit, (1) monthly thereafter in advance and (2) upon each increase in the outstanding amount thereof, and (z) in the case of any Letter of Credit that is not a standby Letter of Credit, at the time of each increase in face amount thereof. Any such charge in effect at the time of a particular transaction shall be the charged for that transaction, notwithstanding any subsequent change in Bank's prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason."

     Except as herein specifically amended, the Agreement shall remain in full force and effect in accordance with its original terms, except as previously amended.

     If the foregoing accurately reflects our understanding, kindly sign the enclosed copy of this letter and return it to our office as soon as practicable.

                              Very  truly  yours,
                              GMAC  COMMERCIAL  CREDIT,  LLC


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                              By:  /s/  Frank  Imperato
                                   Title:  SVP


ACCEPTED  AND  AGREED  TO:
DELTA  MILS,  INC.



By:    /s/  William  H.  Hardman,  Jr.
       ------------------------------
     Title:  Vice  President
             ---------------


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